Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-106113, 333-75994, 333-61694) and the Registration Statement on Form S-3 (No. 333-72430) of HealthExtras, Inc. of our report, dated February 4, 2004, relating to the consolidated financial statements of HealthExtras, Inc., which appears in this Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 4, 2004, relating the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

McLean, Virginia

March 15, 2004